Exhibit 10.18

TESARO, Inc. │ 1000 Winter St, Suite 3300 │Waltham, MA  02451

June 2, 2015

PERSONAL AND CONFIDENTIAL

Jeffrey H. Hanke, Ph.D.

[Home Address]

Dear Jeff:

On behalf of TESARO, Inc. (the “Company”), I am very pleased to offer you the position of Executive Vice President of Research and Development and Chief Scientific Officer.

The terms of your position with the Company are as set forth below:

1. Position.  You will serve as the Executive Vice President of Research and Development and Chief Scientific Officer of the Company. In this role, you will have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities that are customarily associated with your position and those that are assigned to you by the Company’s President. During the term of your employment with the Company, you will devote your full professional time and efforts to the business activities and other activities of the Company, and you will not engage in any outside activities other than those which do not negatively impact or represent a conflict of interest with the performance of your duties with the Company.   For clarity, as we have discussed, you may continue to serve on third party advisory boards so long as such service does not negatively impact or represent a conflict of interest with the performance of your duties with the Company.

2. Start Date. You will begin your employment with the Company on a mutually agreed upon date.
3. Compensation.

a. Base Salary.  You will be paid an annualized base salary of Four Hundred Thousand Dollars ($400,000).  Your base salary will be payable pursuant to the Company’s regular payroll policy.  Your salary shall be reviewed annually and may be adjusted in connection with any such review.

b. Bonus Program.  You will be eligible for an annual bonus of up to forty percent (40%) of your annual base salary that will be determined by the Board in its sole discretion based upon achievement of pre-determined performance milestones. This annual bonus is split between corporate performance (80%)  and individual performance (20%). For 2015, your annual bonus, if any, will be pro-rated based on the period during 2015, which you are employed by the Company.  Any annual bonus, if earned, shall be paid no later than March 15th of the year immediately following the year to which the applicable annual bonus relates.

Jeffrey H. Hanke
June 2, 2015

c. Equity Compensation.  You will be granted an option to purchase 100,000 shares of common stock (the “Stock Option”) and restricted stock units covering 50,000 shares of common stock (“RSUs”). The exercise price for the Stock Option will be the closing price on the date of grant. The Stock Option will have a term life of ten years and both the Stock Option and the RSUs will vest over four years, as follows.  Subject to your continued employment, (i) the first 25% of the Stock Option will vest on the one year anniversary of the grant date and the remaining will vest equally in monthly installments over the subsequent 36 months; and the (ii) RSUs will vest in equal annual installments of 25% on each of the four anniversaries following the grant date.  Each of the Stock Option and the RSUs will be granted subject to the terms and conditions of the Company’s standard form stock option and RSU agreements for employees and otherwise in accordance with the Company’s 2012 Omnibus Incentive Plan.  Subject to the approval of the Board of Directors, you will also be eligible to receive additional grants of equity compensation, including options to purchase shares of common stock, on an annual basis, in connection with the Company’s regular annual compensation review for all Company employees, including officers.

d. Relocation Assistance.  As this position requires you to be located in the Boston, MA area, the Company will provide you with relocation assistance in accordance with TESARO’s relocation policy for its most senior executives.  As we discussed, notwithstanding TESARO’s relocation policy, we have agreed to provide you temporary housing in the form of a fully furnished two bedroom apartment, rather than a one bedroom apartment. In the event your employment is terminated at any time by the Company without Cause (as defined below) or by you for Good Reason (as defined below), including following a Change in Control (as defined below), you will not be required to reimburse to the Company any amounts provided to you in connection with your relocation to the Boston area through the date of such termination.

e. Withholding.  The Company shall withhold from any compensation or benefits payable under this letter agreement any federal, state and local income, employment or other similar taxes as may be required to be withheld pursuant to any applicable law or regulation.

4. Vacation & Holidays. You will be eligible for 20 days of “paid time off” each year, one week winter break and Company paid holidays consistent with the Company’s vacation and holiday policy.

5. Benefits.  You will be eligible to participate in such medical, retirement and other benefits as are provided to all other executives of the company.  As is the case with all employee benefits, such benefits will be governed by the terms and conditions of applicable plans or policies, which are subject to change or discontinuation at any time.

6. At-Will Employment.  Your employment with the Company is and shall at all times during your employment hereunder be “at-will” employment.  The Company or you may terminate your employment at any time for any reason, with or without Cause, and with or without notice subject to Section 7 below. The “at-will” nature of your employment shall remain unchanged during your tenure as an employee of the Company, and may only be changed by an express written agreement that is signed by you and the Board.

7. Termination of Employment. For the purposes of this Section 7, the following capitalized terms shall have the meanings set forth below:

Jeffrey H. Hanke
June 2, 2015

“Accrued Benefits” shall mean: (i) any unpaid base salary for services rendered prior to the date of termination or resignation; (ii) any earned but unpaid annual bonus for any completed fiscal year prior to the year in which termination of employment occurs; (iii) reimbursement of any un-reimbursed business expenses incurred as of the date of termination or resignation in accordance with the Company’s reimbursement policy, (iv) accrued but unused vacation (if applicable), earned through the effective resignation or termination date; and (v) all other payments, benefits or fringe benefits to which you shall be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this letter agreement.

“Cause” shall mean (i) willful misconduct or gross negligence as to a material matter in connection with your duties; (ii) any act constituting material dishonesty or fraud with respect to the Company; (iii) the indictment for, conviction of, or a plea of guilty or nolo contendere to, a felony under applicable law; (iv) violation of any written Company policy made available to you; (v) failure to (A) perform your duties in all material respects or (B) follow a clear, lawful and reasonable directive of the Board; or (vi) material breach of a fiduciary duty owed to the Company that has caused or could reasonably be expected to cause a material injury to the business; provided, that in no event shall your employment be terminated for Cause unless (A) an event or circumstance set forth in clauses (i) through (vi) has occurred and the Company provides you with written notice after the Company has knowledge of the occurrence of existence of such event or circumstance, which notice reasonably identifies the event or circumstance that the Company believes constitutes Cause and (B) with respect to the events and circumstances set forth in clauses (iv) and (v) only, you fail to substantially cure to the satisfaction of the Company the event or circumstance so identified within 30 days of the receipt of such notice.

“Change in Control” shall have the meaning set forth in the Company’s 2012 Omnibus Incentive Plan.

“Disability” shall mean your inability to have performed your material duties hereunder due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including weekends and holidays) in any 365-day period.  Notwithstanding the foregoing, in the event that as a result of an earlier absence because of mental or physical incapacity you incur a “separation from service” within the meaning of such term under Code Section 409A you shall on such date automatically be terminated from employment as a Disability termination.

“Good Reason” shall mean: (i) the assignment to you of any duties or responsibilities which result in the material diminution of your position as the Executive Vice President of Research and Development and Chief Scientific Officer of the Company (other than temporarily while physically or mentally incapacitated or as required by applicable law); (ii) a reduction by the Company in your annual base salary or target bonus percentage without your consent; (iii) relocation of the Company’s headquarters in the Boston, MA metropolitan area to another location by more than 30 miles or relocation of your primary office at the Company’s headquarters to another location that is not the Company’s headquarters; or (iv) material breach by the Company of the terms of this letter agreement.  You shall provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within 90 days after the first occurrence of such circumstances, and the Company shall have 30 days following receipt of such notice to cure such circumstances in all material respects, provided, that, no termination for Good Reason shall occur after the 180th day following the first occurrence of any Good Reason event.

Jeffrey H. Hanke
June 2, 2015

a.        Termination for Other than Cause.  If the Company terminates your employment for any reason other than Cause (except for death or Disability), you will receive the Accrued Benefits (as defined below), and, subject to your compliance with Section 7(e) below, you will be eligible to receive the following: (i) after the execution and delivery of the release of claims referenced below and the expiration of any revocation period without the release being revoked (the “Release Effective Date”), twelve month’s base salary then in effect, less standard deductions, payable in accordance with the Company’s then regular pay policies commencing on the 60th day following the termination of your employment, provided, that the first payment shall include any amounts for the period from the date of termination to the 60th day;  and (ii) if you elect to continue your health insurance coverage pursuant to your rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) following the termination of your employment, then the Company shall pay to you your monthly premium under COBRA on a monthly basis until the earlier of (x) twelve months following the effective termination date, or (y) the date upon which you commence full-time employment (or employment that provides you with eligibility for healthcare benefits substantially comparable to those provided by the Company) with an entity other than the Company.

b.        Termination for Other than Cause following a Change in Control.  If the Company terminates your employment for any reason other than Cause (except for death or Disability) or you resign for Good Reason, and if such termination is in connection with or within twelve (12) months following a Change in Control, you will receive the Accrued Benefits, and, subject to your compliance with Section 7(e) below, you will be eligible to receive the following: (i) after the Release Effective Date, an amount equal to twelve month’s base salary then in effect, less standard deductions, and 100% of your target bonus for the year your employment terminates payable in a single lump sum on the 60th day following the termination of your employment; (ii) if you elect to continue your health insurance coverage pursuant to your rights under COBRA following the termination of your employment, then the Company shall pay to you your monthly premium under COBRA on a monthly basis until the earlier of (x) 12 months following the effective termination date, or (y) the date upon which you commence full-time employment (or employment that provides you with eligibility for healthcare benefits substantially comparable to those provided by the Company) with an entity other than the Company; and (iii) full vesting of all outstanding equity awards.

c.        Termination for Cause.  If the Company terminates your employment for Cause, at any time, then you will receive no additional compensation other than the Accrued Benefits.

d.        Termination for Death or Disability.  If your employment terminates because of your death or disability, then you will receive the Accrued Benefits and no other amounts.

e.        Release.  Eligibility for receipt of the items in Sections  7(a) or (b) shall be conditioned on your (i) returning to the Company promptly upon the termination of your employment all of its property, including confidential information and all electronically stored information, and (i) signing and not revoking a release of any and all claims, in a  form acceptable to the Company (which release shall be provided to you by the Company within 7 days of your employment termination date), provided, that such release shall contain the following provisions in substantially the following form:

(i)For a period of one year following such termination of employment, you agree that you shall not, directly or indirectly, individually or on behalf of any other person, firm,

Jeffrey H. Hanke
June 2, 2015

corporation or other entity, solicit, aid or induce any employee of the Company to leave such employment or to accept employment with any other person, firm, corporation or other entity unaffiliated with the Company or hire any such employee or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee.  This paragraph shall not be violated by (1) general advertising or solicitation not specifically targeted at Company-related persons or entities or (2) you serving as a reference, upon request, for any employee of the Company, other than such a reference to a company with whom you are then affiliated; and

(ii)You agree that for the 2-year period following such termination of employment, you shall not, directly or indirectly, orally, in writing or through any medium (including, but not limited to, the press or other media, computer networks or bulletin boards, or any other form of communication) will disparage or defame the goodwill or reputation of the Company or its directors, officers, stockholders, agents and/or employees.  Nothing herein shall prohibit you (1) from disclosing that you are no longer employed by the Company, (2) from responding truthfully to any governmental investigation or inquiry by a governmental entity or any other law, subpoena, court order or other compulsory legal process or (3) from rebutting in good faith statements made by the Company that are untrue or misleading.

8. Employee Confidentiality Agreement.  As an employee of the Company, you have and will have access to certain Company and third party confidential information and you may during the course of your employment develop certain information or inventions, which will be the property of the Company.  To protect the interest of the Company, you will sign a  “Non-Disclosure and Inventions Assignment Agreement” as a condition of your employment, which shall remain in effect by its terms.

9. Delayed Commencement Date for Payments and Benefits.

a. The intent of the parties is that payments and benefits under this letter agreement comply with, or be exempt from, Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this letter agreement shall be interpreted to be in compliance therewith or exempt therefrom.  If you notify the Company (with specificity as to the reason therefor) that you believe that any provision of this letter agreement (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company independently makes such determination, the Company shall, after consulting with you, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Code Section 409A.

b. A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code

Jeffrey H. Hanke
June 2, 2015

Section 409A and, for purposes of any such provision of this letter agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding any provision to the contrary in this letter agreement, no payments or benefits that are considered “nonqualified deferred compensation” under Code Section 409A to which you otherwise become entitled under this letter agreement in connection with your termination of employment, shall be made or provided to you prior to the earlier of (i) the expiration of the six 6 month period measured from the date of your “separation from service” with the Company (as such term is defined in Code Section 409A) or (ii) the date of your death, if you are deemed at the time of such separation from service to be a “specified employee” under Code Section 409A and if, in the absence of such delay, the payments would be subject to additional tax under Code Section 409A. Upon the expiration of the applicable Code Section 409A (a)(2) deferral period, all payments and benefits deferred pursuant to this Section 9(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this letter agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

c. All expenses or other reimbursements under this letter agreement shall be made promptly following submission of required documentation, and in any case on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you (provided that if any such reimbursements constitute taxable income to you, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and (ii) no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year, provided, that the foregoing clause (iii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect.

d. For purposes of Code Section 409A, your right to receive any installment payment pursuant to this letter agreement shall be treated as a right to receive a series of separate and distinct payments.  Whenever a payment under this letter agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.  Notwithstanding any other provision of this letter agreement to the contrary, in no event shall any payment under this letter agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to you unless otherwise permitted by Code Section 409A.

10. Resolution of Disputes.  Any controversy or claim arising out of or relating to your employment, this letter agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to arbitration in Boston, Massachusetts before a single arbitrator (applying Massachusetts law), in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (“AAA”) as modified by the terms and conditions of this Section 10;  provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the

Jeffrey H. Hanke
June 2, 2015

underlying matter is finally determined by the arbitrator.  The arbitrator shall be selected by mutual agreement of the parties or, if the parties cannot agree, by striking from a list of arbitrators supplied by AAA.  The arbitrator shall issue a written opinion revealing, however briefly, the essential findings and conclusions upon which the award is based.  Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable.  Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

The parties acknowledge that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this letter agreement or your employment.

The parties shall share in equal proportion the arbitrator’s fees and arbitration expenses and any other costs associated with the arbitration or arbitration hearing that are unique to arbitration.  The Company and you each shall separately pay its or your own deposition, witness, expert and attorneys’ fees and other expenses as and to the same extent as if the matter were being held in court unless otherwise provided by law.  The arbitrator shall have the sole and exclusive power and authority to decide any and all issues of or related to whether this letter agreement or any provision of this letter agreement is subject to arbitration.

11. No Inconsistent Obligations.  By accepting this offer of employment, you represent and warrant to the Company that you are under no obligations or commitments, whether contractual or otherwise, that are inconsistent with your obligations set forth in this letter agreement or that would be violated by your employment by the Company.  You agree that you will not take any action on behalf of the Company or cause the Company to take any action that will violate any agreement that you have with a prior employer.

12. Pre-employment Matters.
a. This offer is contingent upon successful completion to the satisfaction of the Company of pre-employment drug screening and background checks.
b. As a condition of employment, you must present verification that you are eligible to be employed in the United States as required by law.
13. Miscellaneous.
a. This letter agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

b. Neither this letter agreement nor any of your rights or obligations hereunder shall be assignable by you.  The Company may assign this letter agreement or any of its obligations hereunder to any subsidiary of the Company, or to any successor (whether by merger, purchase or otherwise) to all or substantially all of the equity, assets or businesses of the Company.  This letter agreement is intended to bind and inure to the benefit of and be enforceable to you and the Company and its permitted successors and assigns.

Jeffrey H. Hanke
June 2, 2015

c. No provision of this letter agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer or director as may be designated by the Board.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this letter agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

d. The validity, interpretation, construction and performance of this letter agreement shall be governed by the laws of the Commonwealth of Massachusetts without regard to the choice of law principles thereof.

Jeff, I look forward to you joining the Company.  If you have further questions or require additional information, please feel free to contact me.

Sincerely,

TESARO, INC.

By:	/s/ Mary Lynne Hedley
Mary Lynne Hedley
President and Chief Operating Officer

Copy:  Virginia R. Dean, Vice President Human Resources

Acceptance and Acknowledgement:

Please confirm your acceptance of this offer by signing this letter and emailing the signed letter to Virginia R. Dean (vdean@tesarobio.com) by close of business on June 3, 2015.

/s/ Jeffrey H. Hanke
Jeffrey H. Hanke

Date:	June 2, 2015

Enclosures:        Non-Disclosure and Inventions Assignment Agreement

2012 Omnibus Incentive Plan

Jeffrey H. Hanke
June 2, 2015

Appendix A

Relocation Assistance

As this position requires you to be located in the Boston, Massachusetts area and you will need to relocate from Sandy Hook, Connecticut, TESARO will assist you financially in your relocation based on the following terms:

1.	It is expected that you will permanently relocate to the Boston, Massachusetts area no later than twelve (12) months from your start date.
2.	During the transition period, you will be expected to be working out of our Waltham, Massachusetts office on a weekly basis, Monday through Friday.
3.

TESARO will reimburse you for the expenses related to your move that comply with our policy up to a net amount not to exceed one-hundred and twenty thousand dollars ($120,000).  This is intended to help you defray some of your relocation costs associated with the following categories:

a.	Real estate fees
b.	Moving of household goods
c.	Miscellaneous moving expenses
d.	The foregoing reimbursement of you relocation expenses will be taxable income to you and will be grossed-up at a rate of 36%.
4.	All of your Travel Expense reports related to your transition period must be submitted within one (1) year of your effective start date.

Commuting Costs

TESARO will reimburse you for your reasonable expenses related to your commute for six (6) months up to a gross cap of fifty-thousand dollars ($50,000).  All travel should be in compliance with the current TESARO travel policy.

Temporary Housing

TESARO will pay for temporary housing during your transition time of six (6) months.  Our relocation partner, Coldwell Banker, will assist you in finding reasonable housing.

Relocation Assistance

Coldwell Banker Relocation Services assists our Associates who are relocating to the metro-Boston area for a position with TESARO.  After we receive back your signed employment agreement, we will put you in touch with our Coldwell Banker representative to start your process.  They will assist you with selling your current home, purchasing a home in metro-Boston, moving, storage and taxes related to your move.  Coldwell Banker will also help you find temporary housing in Waltham, Massachusetts for your transition.